SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.   20549

______________________________________________________________________________
FORM 8-K

CURRENT REPORT

______________________________________________________________________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

May 6, 2003

DATE OF REPORT (Date of earliest event reported)

BRASS EAGLE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-23385	71-0578572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 SE 30TH Street, Bentonville, Arkansas   72712
(Address of principal executive offices)    (zip code)

(479) 464-8700
(Registrant's telephone number, including area code)

BRASS EAGLE INC.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

99 (i)	Press Release dated May 6, 2003, issued by Registrant

ITEM 9.    REGULATION FD DISCLOSURE

The Registrant is providing information required under Item 12 under Item 9. On May 6, 2003, Brass Eagle Inc. issued a press release announcing First Quarter Sales and Earnings. A copy of the press release is attached hereto as Exhibit 99 (i).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRASS EAGLE INC.

DATE: May 7, 2003	BY: /s/ J. R. Brian Hanna
J. R. Brian Hanna
Vice President - Finance and Chief Financial Officer and Treasurer
(on behalf of the Registrant and as the
Registrant's principal Financial and Accounting Officer)

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

99 (i)	Press Release dated May 6, 2003, issued by Registrant

EXHIBIT 99 (i)

BRASS EAGLE INC.

Company Contact:	J. R. Brian Hanna
Brass Eagle Inc.
Chief Financial Officer
(479) 464-6630

For Immediate Release

Brass Eagle Inc. Announces First Quarter Sales and Earnings

Bentonville, AR, May 6, 2003 - Brass Eagle Inc. (Nasdaq: XTRM), the worldwide leader in the manufacturing, marketing and distribution of paintball products, today announced reported results for the first quarter ending March 31, 2003.

Brass Eagle reported net sales for the first quarter decreased 33% to $13.4 million versus $20.1 million for the same period last year. For the three months ended March 31, 2003 the Company reported a loss of $226,000 or $0.03 per diluted share, compared to a profit of $1.1 million or $0.14 per diluted share for the corresponding period in 2002.

Brass Eagle now expects fiscal year 2003 sales to range from $98 million to $105 million. The Company also expects fiscal 2003 diluted earnings per share to range from $1.10 to $1.20.

Lynn Scott, Brass Eagle President and CEO stated, "The soft retail environment, which prompted reductions in major retailers' inventories, caused lower than expected first quarter sales results. And although it appears retail inventories have been sufficiently decreased through the first few months, we remain cautious about the retail environment over the course of the year."

"We continue to believe the basic business of Brass Eagle is sound and we remain the leader in a growing market with strong demographic trends at our back. We will continue to focus on growing our core business while simultaneously looking to diversify into complementary markets."

Brass Eagle is unique in providing a full line of paintball markers and accessory products from beginner through competition level. The Company is the dominant supplier of products for this rapidly growing sport. Brass Eagle was named one of the "Top 100" Hot Growth Companies by Business Week magazine in 1998, 1999 and 2001, and one of the IW Growing Companies 25, America's Most Successful Small Manufacturers by Industry Week magazine.

Certain statements in this press release (including statements containing the words "expect," "will," "believe," "continue," "anticipate," "could," "intend" and similar words) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Brass Eagle, its industry or others to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from Brass Eagle's expectations include the following: (1) Intensifying competition, including specifically the intensification of price competition, the entry of new competitors and the introduction of new products by new and existing competitors; (2) Failure to obtain new customers or retain existing customers; (3) Inability to carry out marketing, sales or other business plans and strategies; (4) Loss of key executives; (5) General economic and business conditions which are less favorable than expected; and (6) Unanticipated changes in industry trends.

BRASS EAGLE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)
	MARCH 31,	DECEMBER 31,
	2003	2002
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 4,019	$ 365
Accounts receivable - less allowance
for doubtful accounts of $2,200 in 2003
and $2,175 in 2002	12,807	27,215
Inventories	19,711	19,095
Prepaid expenses and other current assets	875	834
Deferred taxes	1,766	2,598
Total current assets	39,178	50,107
Property, plant and equipment, net	16,241	15,949
Other assets
Other assets	702	579
Goodwill	32,284	32,284
	$ 88,405	$ 98,919
	==============	=============
Liabilities and stockholders' equity
Current liabilities
Revolving credit facility	$ 0	$ 4,300
Accounts payable	3,388	4,755
Accrued expenses	4,056	7,336
Current maturities of long-term debt	6,004	6,207
Total current liabilities	13,448	22,598
Long-term debt, less current maturities	7,000	8,400
Deferred income taxes	2,781	2,638
Other liabilities	901	936
Stockholders' equity
Common stock, $.01 par value, 10,000,000 shares
authorized, 7,468,084 issued and 7,309,834
outstanding in 2003; 7,461,511 issued and
7,303,261 outstanding in 2002	75	75
Additional paid-in capital	26,444	26,405
Accumulated other comprehensive loss	(206)	(321)
Retained earnings	38,759	38,985
Treasury stock 158,250 shares at cost	(797)	(797)
	64,275	64,347
	$ 88,405	$ 98,919
	==============	=============

BRASS EAGLE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2003	2002
	(unaudited)

Net sales	$ 13,412	$ 20,130
Cost of sales	8,259	12,396
Gross profit	5,153	7,734

Operating expenses	5,229	5,649
Operating income (loss)	(76)	2,085

Minority interest	0	51
Interest income	15	29
Interest expense	(304)	(410)
	(289)	(330)
Income (loss) before income taxes	(365)	1,755

Provision (benefit) for income taxes	(139)	666

Net income (loss)	$ (226)	$ 1,089
	==========	=========

Net income (loss) per share:
Basic	$ (0.03)	$ 0.15
Diluted	(0.03)	0.14

Weighted average shares outstanding:
Basic	7,307,464	7,148,673
Diluted	7,307,464	7,541,389